Exhibit 99.1

N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
UNIVERSAL ELECTRONICS INC. EXECUTIVE ADOPTS A 10b5-1 TRADING PLAN
CYPRESS, CA — August 17, 2007 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced Paul Arling, chief executive officer, has established a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material nonpublic information to establish prearranged plans to buy or sell stock. The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material nonpublic information. Arling is planning to participate for personal financial planning purposes.
During his eleven-year tenure with UEI, Arling has accumulated both qualified and non-qualified employee stock options as part of his compensation. Under his trading plan, Arling intends to exercise 160,000 employee stock options that are set to expire in 2008 and to start selling the underlying shares of UEI common stock beginning in August 2007 and continuing from time to time until August 2008, subject to the market price of the stock. This process will facilitate the orderly exercise of employee stock options and the sale of common stock for personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™.
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